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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Sanjay Upadhyaya
NEON Systems, Inc.
(281) 491-4200 (U.S.)
Fax (281) 242-3880
sanjay.upadhyaya@neonsys.com


                NEON SYSTEMS AWARDED MULTI-MILLION DOLLAR DAMAGES
                         IN NEW ERA OF NETWORKS LAWSUIT

SUGAR LAND, Texas, June 5, 2001 - NEON(R) Systems, Inc. (Nasdaq: NESY), a leading provider of eBusiness integration solutions, today announced that its litigation with New Era of Networks, Inc. (Nasdaq: NEON) of Englewood, Colorado has concluded with a jury verdict in favor of NEON Systems, Inc. The jury found that New Era of Networks had infringed the NEON Systems' trade name, and that it had done so with malice.

         The trial (cause number 109,470), which began May 15, 2001 and concluded June 1, 2001, resulted in the jury (empanelled in the 268th Judicial District Court of Fort Bend County, Texas, Judge Brady Elliott) awarding $14,000,000 in actual damages and an additional $25,000,000 in punitive damages to NEON Systems.

         NEON Systems, represented by Chris Reynolds and Jean Frizzell of Gibbs & Bruns, L.L.P in Houston, Texas, Michael Orsak of Pope, Orsak & Hoke, L.L.P in Richmond, Texas, and Wayne Webb, general counsel, will further seek injunctive relief from the court to immediately stop New Era of Networks' use of the "NEON" mark.

         This jury verdict is not a final judgment, and New Era of Networks has not indicated whether they will appeal.

ABOUT NEON SYSTEMS

NEON Systems, Inc. is a leading provider of eBusiness Integration solutions. The NEON Systems iWave(TM) Solution provides Global 2000 companies with complete eBusiness integration including data access, enterprise application integration
(EAI), and business-to-business (B2B) capabilities. The iWave Solution set delivers integrated, global information sharing in complex cross-platform, multi-functional environments, including System/390 mainframes, UNIX, Linux, Windows NT and 2000 systems. Headquartered in Sugar Land (Houston), Texas, NEON Systems has sales, support, and distributor offices around the world. The NEON Systems' website can be visited at www.neonsys.com.

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NEON is a registered trademark and the NEON logo and iWave are trademarks of
NEON Systems, Inc. in the USA and in other select countries.

All other trademarks are the property of their respective owners.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are intended to be covered by the safe harbors created thereby and the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements regarding, among other things, the dollar amounts indicated as awarded by the jury verdict, are subject to a number of factors and uncertainties that could cause the actual amount of such jury damages award that is collected by NEON Systems to differ materially from the amounts described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: reduction by the judge of the damages awarded by the jury prior to final judgment being entered, failure of the judge to render a final judgment, settlement of the lawsuit prior to final judgment being rendered, an adverse ruling on appeal of any final judgment, and other conditions which may render any final judgment to be uncollectible. Please refer to NEON Systems' filings with the Securities and Exchange Commission for a detailed description of risks that could cause actual results to differ materially from the forward-looking statements contained in this press release.